Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-162223 on Form S-8 pertaining to the 2009 Equity Incentive Plan of CreXus Investment Corp. of our report dated February 25, 2010, relating to the consolidated financial statements of CreXus Investment Corporation, appearing in this Annual Report on Form 10-K of CreXus Investment Corporation for the period from September 22, 20009 (date operations commenced) to December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 25, 2010